UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 9, 2024

VICI Properties Inc.

VICI Properties L.P.

(Exact Name of Registrant as Specified in its Charter)

Maryland (VICI Properties Inc.) Delaware (VICI Properties L.P.)	001-38372 333-264352-01	81-4177147 35-2576503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

535 Madison Avenue, 28th Floor

New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 949-4631

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	VICI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

VICI Properties Inc. ☐ Emerging growth company

VICI Properties L.P. ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

VICI Properties Inc. ☐

VICI Properties L.P. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On December 9, 2024, VICI Properties Inc., a Maryland corporation (the “Company”), and VICI Properties L.P., a Delaware limited partnership (“VICI LP”), entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Barclays Capital Inc. and Deutsche Bank Securities Inc., as representatives of the several underwriters listed on Schedule I thereto (collectively, the “Underwriters”), pursuant to which VICI LP agreed to issue and sell $750 million aggregate principal amount of 5.125% Senior Notes due 2031 (the “Notes”).

The Notes will be issued at 99.643% of par value with a coupon of 5.125% per annum. Interest on the Notes is payable semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2025.

The Notes will mature on November 15, 2031. VICI LP estimates that the net proceeds from this offering will be approximately $740.1 million, after deducting the underwriting discounts and other estimated offering expenses payable by VICI LP. The offering is expected to close on December 19, 2024 subject to the satisfaction of customary closing conditions.

The offering was made pursuant to an automatic shelf registration statement filed with the Securities and Exchange Commission on April 18, 2022 (File No. 333-264352-01), a base prospectus, dated April 18, 2022 and a prospectus supplement, dated December 9, 2024 and filed by VICI LP with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

VICI LP intends to use the net proceeds from the offering to repay its outstanding $750.0 million in aggregate principal amount of 3.500% senior notes due 2025 (the “2025 Notes”) and any remaining net proceeds for general corporate purposes, which may include the acquisition and improvement of properties, capital expenditures, working capital and the repayment or refinancing of indebtedness.

If any of the underwriters or their affiliates are holders of the 2025 Notes, such underwriters or affiliates will receive a portion of the net proceeds from this offering used to repay such notes. Additionally, some of the underwriters or their affiliates may hold other indebtedness of ours. To the extent that we use net proceeds from this offering to repay the 2025 Notes or other indebtedness of ours, held by any of the underwriters or their affiliates, more than 5% of the net proceeds of this offering (not including underwriting discounts and commissions) may be received by such underwriters and such affiliates.

Under the Underwriting Agreement, the Company and VICI LP made certain customary representations, warranties and covenants concerning the Company, VICI LP and the registration statement, and the Company and VICI LP have also agreed to indemnify the Underwriters against certain liabilities and/or to contribute to payments that the Underwriters may be required to make in respect of those liabilities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company, for which they received or will receive customary fees and expenses.

The foregoing description of the Underwriting Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and is incorporated by reference herein.

Item 8.01	Other Events.

Hogan Lovells US LLP, counsel to the Company and VICI LP, has issued an opinion to the Company and VICI LP dated December 10, 2024 regarding the legality of the Notes. A copy of the opinion is filed as Exhibit 5.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 9, 2024, by and among the Company, VICI LP and J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Barclays Capital Inc. and Deutsche Bank Securities Inc., as representatives of the several underwriters listed on Schedule I thereto.

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Notes.

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2024	VICI PROPERTIES INC.

	By:	/s/ Samantha S. Gallagher
Samantha S. Gallagher
Executive Vice President, General Counsel and Secretary

Date: December 10, 2024	VICI PROPERTIES L.P.

	By:	/s/ Samantha S. Gallagher
Samantha S. Gallagher
Secretary